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                                                                   Exhibit 99.1


                                      RENAISSANCERE HOLDINGS LTD.
                                INCREASES DIVIDEND AND APPOINTS DIRECTOR

         PEMBROKE, Bermuda--February 5, 1997--The Board of Directors of RenaissanceRe Holdings Ltd. (NYSE: RNR) today voted to increase the Company's quarterly cash dividend by 25 percent to $0.25 per share from $0.20 per share. The dividend will be paid on March 5, 1997 to shareholders of record on February 19, 1997.

         The Board of Directors also announced that Scott E. Pardee, Senior Advisor to Yamaichi International (America), Inc., was appointed a director to serve until the 1997 Annual General Meeting of Shareholders. Mr. Pardee was Chairman of Yamaichi International (America), Inc. from March 1989 to December 1994. Mr. Pardee has also served as Executive Vice President and a member of the Board of Directors of Discount Corporation of New York, a primary dealer in U.S. government securities and Senior Vice President and Manager of the Federal Reserve Bank of New York, responsible for foreign exchange activities of the Federal Open Market Committee. Mr. Pardee is currently Chairman of the MIT Council for Economics, a Trustee of the Woodrow Wilson National Fellowship Foundation, and a Trustee of the Geonomics Institute.

         RenaissanceRe Holdings Ltd., through its subsidiaries Renaissance Reinsurance Ltd. and Glencoe Insurance Ltd., is a global provider of reinsurance and insurance. The Company's principal product is property catastrophe reinsurance.

                                   * * * * *

       CONTACT:    Keith S. Hynes                  John D. Nichols, Jr.
                   Senior Vice President           Vice President
                   and Chief Financial Officer     (441) 295-4513
                   (441) 295-4513



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